Exhibit 99.1

Contact:	Ira Lamel/Mary Anthes	Jeremy Fielding/David Lilly
	The Hain Celestial Group, Inc.	Kekst and Company
	631-730-2220	212-521-4800

THE HAIN CELESTIAL GROUP ANNOUNCES RECORD SECOND QUARTER

SALES AND EARNINGS HIGHEST IN COMPANY HISTORY

COMPANY RAISES EARNINGS GUIDANCE TO $1.16-$1.21

Sales Increased 24% to $230.9 Million
GAAP Net Income Grew 20% to $14.8 Million
Adjusted EPS Increased 15% to $0.38

Melville, NY, February 1, 2007 —The Hain Celestial Group, Inc. (NASDAQ: HAIN), a leading natural and organic food and personal care products company, today reported results for the second quarter ended December 31, 2006. The Company reported net sales of $230.9 million, a 24% increase compared with $186.2 million in the prior year second quarter. GAAP net income for the second quarter was $14.8 million, or $0.36 per diluted share, a 20% increase over the prior year’s $12.3 million, or $0.32 per diluted share. Adjusted earnings for the quarter totaled $0.38 per share on adjusted net income of $15.6 million.

The Company successfully completed the previously announced start-up phase of the new production lines at its West Chester Frozen Foods Facility, and incurred the final start-up costs, consistent with its previous estimate of $0.6 million pre-tax, or $0.01 per share. The Company also incurred a non-cash mark-to-market charge of $0.7 million pre-tax, or $0.01 per share, to reflect its contractual obligation for ungranted stock options at fair value in accordance with SFAS No. 123R. These options remain ungranted and therefore remain subject to mark-to-market adjustments as was first reported by the Company with its fiscal year 2006 results.

“I am pleased with our performance this quarter. We continue to see robust sales and strong consumption from our Garden of Eatin’®, Earth’s Best®, Arrowhead Mills®, Rice Dream®, Imagine® and Health Valley® soups, Ethnic Gourmet™, Westbrae®, Yves Veggie Cuisine® and Spectrum® brands as well as significant contributions from our personal care brands, Hain Celestial Canada and Hain Celestial Europe, including Hain Celestial United Kingdom,” said Irwin D. Simon, President and Chief Executive Officer of Hain Celestial. “The increasing scale and diversity of our business continues to provide the Company with a balanced portfolio of markets and categories that result in a stable base of sales and earnings that reflect the growth of the natural and organic category. At the same time, we are maintaining our focus on continually improving efficiencies.”

The Company reported gross margin of 30.6% in the second quarter, compared to 31.2% in the prior year’s second quarter. In order to compare gross margin performance against the prior year’s comparable quarter, the Company reported that adjusted gross margin for the current quarter was 31.9% when excluding the final start-up costs at its West Chester Frozen Foods Facility and the Company’s lower margin business in the UK. The 70 basis points margin improvement was achieved despite increasing input costs and the challenging selling conditions of the unusually warm weather throughout the quarter impacting the Company’s Celestial Seasonings tea brand.

Selling, general and administrative expense for the second quarter was 19.4% of sales in the current year quarter compared to 19.9% in the prior year. Adjusted for the SFAS No. 123R charges for ungranted stock options, selling, general and administrative expense was 19.1% in the current year versus 19.6% in the prior year quarter. The Company continues to benefit from its increased scale and disciplined strategy for building effective marketing programs.

Interest expense in the second quarter was $2.3 million versus $1.3 million in the prior year quarter and interest income was $0.9 million this year versus $0.2 million last year. The higher level of interest expense was attributable to the $150 million of 10-year 5.98% Senior Notes issued in May 2006, which was in part offset by interest earned on excess cash balances.

The Company’s effective tax rate for the quarter was 38.6% versus 37.9% in the prior year quarter.

Average diluted shares outstanding in the quarter were 41.2 million, an increase of 2.8 million shares, or 7%, over the second quarter of the prior year, and 1.2 million shares, or 3%, higher than in the immediately preceding first quarter of fiscal 2007. The increase resulted from additional shares issued for the exercise of employee stock options and higher equivalent shares included in the earnings per diluted share calculation resulting from the Company’s higher share price. In announcing full year guidance in September 2006, the Company had anticipated an average diluted share count of 40.5 million for the full fiscal 2007 year.

The Company’s balance sheet remains strong with $214.5 million in working capital and a current ratio of 2.9 at December 31, 2006. Debt as a percentage of equity was 23.3% with equity at $651.9 million. The number of days in the

Company’s cash conversion cycle was 67 compared to 71 days in the prior year period. Operating free cash flow was $61.0 million for the trailing twelve months ended December 31, 2006 versus $23.5 million in the comparable period of the prior year.

“The broad distribution of our natural and organic food and personal care products into varied channels in North America, Europe and the United Kingdom, alongside our effectiveness in executing our grocery and international businesses, allows us to continue to expand our growth in sales and earnings. These results were achieved despite unusually warm weather in the United States, which challenged our Celestial Seasonings® tea brand this past quarter,” added Irwin Simon.

“I am particularly excited about the strategic opportunities from our most recent acquisitions of Avalon Natural Products and certain assets of Haldane Foods. These latest additions to our growing portfolio, with the synergistic opportunities they bring, will aid in our continued drive to achieve further margin efficiencies, general and administrative cost savings and to improve our return on equity. Avalon Organics® and Alba Botanica® are premier brands that complement our natural and organic personal care products. This acquisition demonstrates our commitment to and solidifies our position in the fast-growing personal care category. Haldane Foods provides us with critical mass in the meat-free category, building upon our Linda McCartney® brand. This acquisition establishes a manufacturing base for our non-dairy brands along with Haldane’s soy-based products in the United Kingdom. These acquisitions strengthen our portfolio of brands to meet the increasing consumer needs for natural and organic products across multiple categories,” concluded Irwin Simon.

Fiscal Year 2007 Outlook
The Company raised its annual guidance for fiscal year 2007 to reflect the recently completed acquisitions of Haldane Foods Limited and Avalon Natural Products. The Company expects full year fiscal 2007 sales of $900 million to $920 million and earnings per share of $1.16 to $1.21 based on 41.0 million shares outstanding.

Webcast and Upcoming Events
Hain Celestial will host a conference call and webcast at 4:30 PM Eastern Standard Time today to review its second quarter fiscal year 2007 results. On March 13, 2007, the Company is scheduled to present at the Banc of America Securities Consumer Conference. These events will be available under the Investor Relations section of the Company’s website at www.hain-celestial.com.

The Hain Celestial Group
The Hain Celestial Group (NASDAQ: HAIN), headquartered in Melville, NY, is a leading natural and organic food and personal care products company in North America and Europe. Hain Celestial participates in almost all natural food categories with well-known brands that include Celestial Seasonings®, Terra Chips®, Garden of Eatin’®, Health Valley®, WestSoy®, Earth’s Best®, Arrowhead Mills®, DeBoles®, Hain Pure Foods®, FreeBird™, Hollywood®, Spectrum Naturals®, Spectrum Essentials®, Walnut Acres Organic™, Imagine Foods™, Rice Dream®, Soy Dream®, Rosetto®, Ethnic Gourmet™, Yves Veggie Cuisine®, Linda McCartney®, Realeat®, Lima®, Grains Noirs®, Natumi®, JASON®, Zia® Natural Skincare, Avalon Organics®, Alba Botanica® and Queen Helene®. For more information, visit www.hain-celestial.com.

Safe Harbor Statement
This press release contains forward-looking statements within and constitutes a "Safe Harbor" statement under the Private Securities Litigation Act of 1995. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve known and unknown risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements. These risks include but are not limited to general economic and business conditions; the ability to implement business and acquisition strategies and integrate acquisitions; competition; retention of key personnel; compliance with government regulations and other risks detailed from time-to-time in the Company's reports filed with the Securities and Exchange Commission, including the report on Form 10-K for the fiscal year ended June 30, 2006. The forward-looking statements made in this press release are current as of the date of this press release, and the Company does not undertake any obligation to update forward-looking statements.

THE HAIN CELESTIAL GROUP, INC.
Consolidated Balance Sheets
(In thousands)

	December 31,	June 30,
	2006	2006
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$83,079	$48,875
Trade receivables, net	104,106	80,764
Inventories	115,665	105,883
Deferred income taxes	3,872	2,986
Other current assets	17,860	21,968
Total current assets	324,582	260,476

Property, plant and equipment, net	117,704	119,830
Goodwill, net	399,666	421,002
Trademarks and other intangible assets, net	79,939	61,626
Other assets	16,043	14,750
Total assets	$937,934	$877,684

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$98,775	$81,894
Income taxes payable	10,940	3,083
Current portion of long-term debt	400	1,065
Total current liabilities	110,115	86,042

Deferred income taxes	19,086	19,086
Long-term debt, less current portion	151,409	151,229
Minority interest	5,378	4,926
Total liabilities	285,988	261,283

Stockholders' equity:
Common stock	403	396
Additional paid-in capital	459,098	446,319
Retained earnings	188,836	165,034
Treasury stock	(12,745)	(12,745)
Foreign currency translation adjustment	16,354	17,397
Total stockholders' equity	651,946	616,401

Total liabilities and stockholders' equity	$937,934	$877,684

THE HAIN CELESTIAL GROUP, INC.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2006	2005	2006	2005

Net sales	$230,909	$186,227	$441,116	$347,324
Cost of Sales	160,319	128,061	311,384	243,309
Gross profit	70,590	58,166	129,732	104,015

SG&A expenses	44,799	36,988	86,645	70,857

Operating income	25,791	21,178	43,087	33,158

Interest expense and other expenses	1,754	1,309	3,574	2,177
Income before income taxes	24,037	19,869	39,513	30,981
Income tax provision	9,269	7,531	15,711	11,752
Net income	$14,768	$12,338	$23,802	$19,229

Basic per share amounts	$0.38	$0.33	$0.61	$0.52

Diluted per share amounts	$0.36	$0.32	$0.59	$0.51

Weighted average common shares outstanding:
Basic	39,173	37,165	38,960	36,900
Diluted	41,202	38,434	40,613	37,997

THE HAIN CELESTIAL GROUP, INC.
Consolidated Statements of Operations With Adjustments
Reconciliation of GAAP Results to Non-GAAP Presentation
(in thousands, except per share amounts)
	Three Months Ended December 31,
	2006 GAAP	Adjustments		2006 Adjusted	2005 Adjusted (2)
	(Unaudited)
Net sales	$230,909			$230,909	$186,227
Cost of Sales	160,319	$(641)	(1)	159,678	128,061
Gross profit	70,590	641		71,231	58,166

SG&A expenses	44,799	(723)	(2)	44,076	36,445

Operating income	25,791	1,364		27,155	21,721

Interest expense and other expenses	1,754			1,754	1,309
Income before income taxes	24,037	1,364		25,401	20,412
Income tax provision	9,269	529	(4)	9,798	7,743
Net income	$14,768	$835		$15,603	$12,669

Basic per share amounts	$0.38	$0.02		$0.40	$0.34

Diluted per share amounts	$0.36	$0.02		$0.38	$0.33

Weighted average common shares outstanding:
Basic	39,173			39,173	37,165
Diluted	41,202			41,202	38,434

	Six Months Ended December 31,
	2006 GAAP	Adjustments		2006 Adjusted	2005 Adjusted (2)
	(Unaudited)

Net sales	$441,116			$441,116	$347,324
Cost of Sales	311,384	$(1,749)	(1)	309,635	243,309
Gross profit	129,732	1,749		131,481	104,015

SG&A expenses	86,645	(723)	(2)	85,922	69,540

Operating income	43,087	2,472		45,559	34,475

Interest expense and other expenses	3,574	264	(3)	3,838	2,177
Income before income taxes	39,513	2,208		41,721	32,298
Income tax provision	15,711	383	(4)	16,094	12,266
Net income	$23,802	$1,825		$25,627	$20,032

Basic per share amounts	$0.61	$0.05		$0.66	$0.54

Diluted per share amounts	$0.59	$0.04		$0.63	$0.53

Weighted average common shares outstanding:
Basic	38,960			38,960	36,900
Diluted	40,613			40,613	37,997

(1) Start-up costs at the Company's West Chester Frozen Foods Facility.

(2) Adjustment in connection with the requirements of SFAS No. 123R to record compensation when there is a contractual requirement to grant stock options, whether or not such options have been granted. Each quarter the Company marks to market the Black Scholes value of the ungranted stock options. For the three and six month periods ended December 31, 2005, the SFAS No. 123R adjustment was $543 and $1,317, respectively.

(3) The adjustment of $264 includes $2,510 pre-tax gain on the sale of Biomarche, and $2,246 pre-tax charge for the unfavorable decision by the German government regarding the application of VAT on non-dairy beverages.

(4) Tax effects of the adjustments described above.